UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 21, 2023
TRUPANION, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36537	83-0480694
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
6100 4th Avenue S, Suite 400
Seattle, Washington 98108
(Address of principal executive offices, including zip code)

(855) 727 - 9079
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $0.00001 par value per share	TRUP	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Directors
On April 21, 2023, the board of directors (the “Board”) of Trupanion, Inc. (the “Company”) appointed Paulette Dodson as a director. Ms. Dodson, 59, has served as a member of the Board of Directors of Portillo’s Inc., a public restaurant chain, since December 2021 and as a member of the Board of Directors for Bark, Inc., a public company that specializes in dog toys, treats and meal plans, since March 2023. Previously, she served as the General Counsel and Corporate Secretary at Alight Solutions LLC, a public information technology and consulting company, from May 2018 to August 2022. Prior to this, she was the Senior Vice President, General Counsel and Corporate Secretary at PetSmart Inc., a formerly public chain of pet superstores, from July 2012 to May 2018. Ms. Dodson holds a B.A. in Urban Legal Studies from City College of New York and a J.D. from Cornell Law School. Ms. Dodson was chosen to serve on the Board based on her extensive corporate governance expertise and significant public company experience.
Also on April 21, 2023, the Board appointed Elizabeth (“Betsy”) McLaughlin as a director. Ms. McLaughlin, 62, has served as a member of the Board of Directors for Bark, Inc., a public company that specializes in dog toys, treats and meal plans, since December 2017. Previously, Ms. McLaughlin served in various leadership roles of ascending responsibility at Hot Topic, Inc., a public teen-oriented clothing chain, since joining the company in 1999, including serving as Chief Executive Officer and Director from 2000 to 2011. Ms. McLaughlin holds a B.A. in Economics from the University of California, Irvine. Ms. McLaughlin was chosen to serve on the Board based on her significant executive leadership experience and public company expertise.
Each of Mses. Dodson and McLaughlin is an “independent director” under Nasdaq listing rule. Neither Mses. Dodson nor McLaughlin has any (i) arrangement or understanding with any person pursuant to which she was appointed as a member of the Board, (ii) family relationships with any of the Company’s directors or executive officers, or (iii) direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. The Company entered into its standard form of indemnification agreement with Mses. Dodson nor McLaughlin, who each will participate in the Company’s Compensation Program for Non-Employee Directors.
Mses. Dodson and McLaughlin were appointed as Class II and Class I directors, respectively, but each will be put to a vote of stockholders at the 2023 annual meeting of stockholders on June 7, 2023 (the “2023 Meeting”), in connection with the previously announced efforts to declassify the Board.
A copy of the Company's press release announcing the appointments of Mses. Dodson and McLaughlin is furnished herewith as Exhibit 99.1.
Resignation of Director
On April 24, 2023, Michael Doak notified the Company that he would be transitioning off of the Board, in light of the addition of the two new qualified directors. Accordingly, he has decided not to stand for election at the 2023 Meeting and that his service as a director will cease upon completion of the 2023 Meeting. Mr. Doak stated that his decision was not the result of any disagreements with the Company on any matter relating to its accounting, financial reporting, operations, policies or practices.
Contingent Resignations Solely to End Staggered Terms
In connection with the previously announced efforts to declassify the Board, the members of the Board have agreed to end their staggered terms and assume annual terms, if the Company’s stockholders approve an amendment to the Company’s Certificate of Incorporation to declassify the Board (the “Declassification Amendment”). Accordingly, on April 26, 2023, Jackie Davidson, Elizabeth “Betsy” McLaughlin and Zay Satchu, each an incumbent Class I director, and Paulette Dodson and Darryl Rawlings, each an incumbent Class II director, agreed to resign contingent on the effectiveness of the Declassification Amendment and, assuming they receive a sufficient advisory vote at the Annual Meeting, each will be immediately reappointed as directors for a term that expires at the Company’s 2024 annual meeting of stockholders (the “2024 Meeting”). In addition, on April 26, 2023, Dan Levitan, Murray Low, and Howard Rubin, each an incumbent Class III director, agreed to resign contingent on the foregoing reappointments, and each of them will be immediately reappointed as directors for a term that expires at the 2024 Meeting. Following these resignations and reappointments, no directors will be classified and all directors will be subject to annual elections starting at the 2024 Meeting.
If the Declassification Amendment is not approved, the Board will not declassify, and none of the resignations and reappointments described above will occur.
A copy of the Contingent Resignations Solely to End Staggered Terms is attached hereto as Exhibit 99.2 and incorporated by reference herein.

Item 9.01     Financial Statements and Exhibits.

(d)	Exhibits

	Exhibit No.	Description
	99.1	Press Release dated April 27, 2023
	99.2	Contingent Resignations Solely to End Staggered Terms
	104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUPANION, INC.

By:	/s/ Margi Tooth
Name: Margi Tooth
Title: President
Date: April 27, 2023